Exhibit 99.1

FLEET STATUS REPORT
NYSE: PACD

As of July 29, 2020
Updates noted in bold and blue

Contract (1)
Contractual
			Start/	Estimated	Dayrate
Rig Name	Client	Location	Estimated Start	Expiration	(US$000's)	Comments
Pacific Bora	—	Oman	—	—	—	Smart Stacked.
Pacific Mistral	—	Las Palmas	—	—	—	Smart Stacked.
Pacific Scirocco	—	Las Palmas	—	—	—	Smart Stacked.
Pacific Santa Ana	Petronas	Las Palmas	December 2019	2H'2021	296 (2)

Dayrate includes an integrated services package provided as part of the plug and abandonment project. Petronas provided us with notice of force majeure pursuant to the contract effective March 29, 2020. In accordance with the contract terms, we were on stand-by at 70% of the contractual dayrate through April 28, 2020. We have agreed with Petronas to continue on stand-by up to March 31, 2021 at 35% of the contractual dayrate.

	Total	Senegal/Mauritania				Two one-well options (each well estimated at approximately 60 days of work) whose commencement would follow contract with Petronas.
Pacific Khamsin	Total	USGoM	April 2020	September 2020	222 (3)	Assigned to Total for Equinor’s second firm well.
Previous third firm well with Equinor was cancelled for a termination fee.
Pacific Sharav	—	USGoM	—	—	—	Smart Stacked.
	Murphy	USGoM	Q2 2021	Q3 2022	180

Contract for ten firm wells with an estimated duration of approximately 450 days. The contract provides for five option wells at a market based rate. Previous contract with Murphy Mexico for two firm wells was cancelled for a termination fee.

Pacific Meltem	—	Mobilizing	—	—	—	Rig is mobilizing to Las Palmas.

(1) Contract start and expiration dates do not include option periods.

(2) Full contractual dayrate prior to application of standby rate.

(3) Based on client not electing MPD services, the dayrate is a base dayrate of $185,000 and integrated services package provided as part of the contract.

FLEET STATUS REPORT NYSE: PACD
As of July 29, 2020

Forward Looking Statements: Certain statements and information contained in this Fleet Status Report constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would”, or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, including the future impact of the COVID-19 pandemic on our business, future financial and operational performance and cash balances; our future liquidity position and future efforts to improve our liquidity position; revenue efficiency levels; market outlook; forecasts of trends; future client contract opportunities; future contract dayrates; our business strategies and plans or objectives of management; estimated duration of client contracts; backlog; expected capital expenditures; projected costs and savings; expectations regarding our two subsidiaries’ application to appeal the arbitration award against them related to the drillship known as the Pacific Zonda in favor of Samsung Heavy Industries Co. Ltd. (“SHI”), the outcome of such subsidiaries’ ongoing bankruptcy proceedings and the potential impact of the Tribunal’s decision on our future operations, financial position, result of operations and liquidity.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include: evolving risks from the COVID-19 pandemic and resulting significant disruption in international economies, and international financial and oil markets, including a substantial decline in the price of oil during 2020; the global oil and gas market and its impact on demand for our services; the offshore drilling market, including changes in capital expenditures by our clients; changes in worldwide oil and gas supply and demand; rig availability and supply and demand for high-specification drillships and other drilling rigs competing with our fleet; our ability to enter into and negotiate favorable terms for new drilling contracts or extensions; our ability to successfully negotiate and consummate definitive contracts and satisfy other customary conditions with respect to letters of intent and letters of award that we receive for our drillships; actual contract commencement dates; possible cancellation, renegotiation, termination or suspension of drilling contracts as a result of force majeure, mechanical difficulties, performance, market changes or other reasons; costs related to stacking of rigs and costs to reactivate a stacked rig; downtime and other risks associated with offshore rig operations, including unscheduled repairs or maintenance, relocations, severe weather or hurricanes or accidents; our small fleet and reliance on a limited number of clients; the willingness and ability of existing lenders and holders of our notes to agree to any modifications to the terms of our long-term debt that we may request; whether additional capital at a reasonable cost becomes available to us; the risks of litigation in foreign jurisdictions and delays caused by third parties in connection with such litigation; the outcome of our two subsidiaries’ bankruptcy proceedings and any actions that SHI or others may take in the bankruptcy or other proceedings against the Company and its subsidiaries; the risk that our common shares could be delisted from trading on the New York Stock Exchange should we fail to regain compliance with the minimum share price continued listing standard during the cure period, or fail to meet other continued listing criteria; and the other risk factors described in our 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 12, 2020 and our subsequent filings with the SEC. These documents are available through our website at www.pacificdrilling.com or through the SEC’s website at www.sec.gov.